SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT--EXTENSION AGREEMENT
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         This SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT-- EXTENSION AGREEMENT
is entered into this 23rd day of December 1998 by and between MUSIC
TECHNOLOGIES, INC., a Michigan corporation ("Seller") and MUZAK LIMITED PARTNERSHIP, a Delaware limited partnership ("Buyer").

                                R E C I T A L S:

         A. The parties entered into an Asset Purchase Agreement dated October 28, 1998, with associated Schedules and Exhibits (collectively the "Asset Purchase Agreement").

         B. The parties entered into an Amendment to Asset Purchase Agreement on November 27, 1998 in order to amend the purchase price and to make other changes to the Asset Purchase Agreement (the "First Amendment"). The terms of the First Amendment are incorporated herein by reference.

         C. The parties wish to further amend the Asset Purchase Agreement to extend the time for closing and the delivery of customer consents and to provide for the delivery of certain other documentation to Seller.

         NOW, THEREFORE, the parties agree as follows:

         The Asset Purchase Agreement is amended as follows:

         1. December 23, 1998 Deadline Extended. All references to the date "December 23, 1998" in the Asset Purchase Agreement are hereby deemed amended to refer to the date "December 30, 1998."

         2. Covenants of Buyer. The following Section 11.3 is hereby added to the Asset Purchase Agreement:

                  11.3 Delivery of Financials and Opinion Letter. Buyer shall deliver to Seller on or before Monday December 28, 1998 a copy of the finance forecasts provided by Buyer to Foothill Capital Corp., and a copy of the Foothill Capital financing commitment letter (accepted in writing by Buyer), in order for Seller to determine in its reasonable discretion whether Buyer has adequate financial resources and creditworthiness to be able to pay the Closing Payment on the Closing Date and to pay a portion of the Purchase Price over time. At Closing, Buyer will cause to be delivered to Seller an opinion of counsel from the law firm of Weil Gotshal and Manges, stating that neither the execution and delivery of the $2,550,000 promissory note from Buyer to Seller nor the Buyer's performance under such note (including without limitation, payment of such according to its terms) will violate any provision contained in that certain $100 Million Bond Indenture in favor of First Trust, N.A., Indenture Trustee, dated October 2, 1996.

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         2. Capitalized Terms. Capitalized terms not otherwise defined in this
Agreement have the same meaning as ascribed to them in the Asset Purchase Agreement.

         3. No Other Modification. Except as expressly modified herein, the Asset Purchase Agreement shall remain in full force and effect. The provisions of Section 15 (Miscellaneous) of the Asset Purchase Agreement are hereby incorporated by reference.

         4. Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. The parties agree that a signature of this Agreement obtained by facsimile machine will be binding as an original.

         IN WITNESS WHEREOF, the parties have signed this Second Amendment to Asset Purchase Agreement as of the date written above.


                                  MUSIC TECHNOLOGIES, INC.

                                  BY: /s/ Lorraine Golden
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                                     LORRAINE GOLDEN, PRESIDENT


                                  MUZAK LIMITED PARTNERSHIP

                                  BY: /s/ Brad D. Bodenman
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                                     BRAD D. BODENMAN, CHIEF FINANCIAL OFFICER